Exhibit 10.20
SEVERANCE AGREEMENT
     THIS AGREEMENT, made and entered into as of the Effective Date, by and between Danny Heatly (the “Employee”) and Devon Energy Corporation (the “Company”);
WITNESSETH THAT:
     WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Employee by the Company;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Employee and the Company as follows:
     1. Definitions and Construction. The following words, terms, and phrases used in this Agreement shall have the meanings set forth in this paragraph 1:
(a)	“Affiliate” means any entity during any period that it is an affiliate of the Company, as the term “affiliate” is defined under Rule 12b-2 of the Exchange Act (provided that for this purpose, “Affiliate” shall exclude natural persons).

(b)	The “Agreement Term” shall be the period beginning on the Effective Date and ending on the earlier of the Employee’s Date of Termination based upon the circumstances described in paragraphs 5(a) through 5(f) or two years after the Company has provided the Employee with written notice of the Company’s desire to terminate the Agreement; provided if a Change of Control Date occurs at any time, including during the above referenced two year notice period, then, the Agreement Term may not cease prior to the earliest of the Employee’s Date of Termination or the last day of the 24th calendar month following the calendar month in which a Change of Control Date occurs.

(c)	“Aggregate Annual Compensation” shall mean the sum of (i) and (ii) below:
(i)	The Employee’s annual base salary rate in effect on the date immediately prior to the Employee’s Date of Termination, or any greater annual base salary rate applicable to the Employee during the two-year period prior to the Date of Termination.

(ii)	An amount equal to the largest annual bonus paid or payable to the Employee for the three consecutive years prior to the year in which the Employee’s Date of Termination occurs (or, if fewer than three, for the years in which the Employee is employed).
Determinations under this paragraph (c) shall be subject to the following:
(I) If any portion of the Employee’s salary has been reduced to reflect elective deferrals of amounts that would otherwise be included in salary in the absence of such deferral,

those deferred amounts shall be included in the determination of the Employee’s salary at the time they would have been paid in the absence of such deferral. Conversely, such amounts shall not be included in the Employee’s salary when they are paid at the end of the deferral period.
(II) A bonus is deemed paid for a year if it is earned as a result of services that are performed by the Employee in that year. If any portion of the Employee’s bonus has been reduced to reflect elective deferrals of amounts that would otherwise be included in bonus in the absence of such deferral, those deferred amounts shall be included in the determination of the Employee’s bonus without regard to such deferral. Conversely, such amounts shall not be included in the Employee’s bonus when they are paid at the end of the deferral period.
(III) The determination of the bonus amount paid or payable to the Employee for any year shall be annualized if the Employee is not employed by the Company or an Affiliate for the entire year.
(IV) If the Employee’s Date of Termination occurs within the period beginning on a Change of Control Date and ending on the last day of the 24th calendar month following the calendar month in which the Change of Control Date occurs, then the amount determined in accordance with paragraph (ii) above shall be not less than the largest of the annual bonus amounts paid or payable to the Employee for the three consecutive years prior to the year in which the Change of Control Date occurs (or, if fewer than three, for the years in which the Employee is employed).
(V) For the avoidance of doubt, it is recited here that “Aggregate Annual Compensation” will not include the following: (1) amounts realized from the exercise of a nonqualified stock option; (2) amounts realized when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; and (3) amounts realized from the sale, exchange or other disposition of stock acquired under an incentive stock option or an employee stock purchase plan.
(VI) If the Employee is employed by one or more Affiliates in any of the three consecutive years prior to the year in which the Employee’s Date of Termination occurs, the determination of the bonus paid or payable in any year shall include amounts paid or payable by such Affiliate or Affiliates for such year.
(VII) If the Employee has not been employed by the Company for a sufficient period of time to have been eligible to have received a bonus from the Company or any Affiliate, the Employee’s bonus amount shall be the target bonus in effect for the year in which the Employee’s Date of Termination occurs.
(d)	“Basic Benefits” means health, dental, and life benefits (including accidental death/dismemberment) for the Employee and the Employee’s family.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cause” means:
(i)	the willful and continued failure by the Employee to substantially perform his or her duties with the Company (other than any such failure resulting from the Employee being Disabled), within a reasonable period of time after a written demand for substantial performance is delivered to the Employee by the Employee’s Supervisor, which demand specifically identifies the manner in which the Employee’s Supervisor believes that the Employee has not substantially performed such duties;

(ii)	the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Company or any Affiliate, monetarily or otherwise; or

(iii)	the engaging by the Employee in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Employee’s Supervisor, the Employee’s credibility and reputation no longer conform to the standard of the Company’s employees.
For purposes of this paragraph (f), no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interest of the Company and Affiliates.
(g)	A “Change of Control Date” shall be deemed to have occurred each time any one of the events described in paragraphs (i), (ii), (iii), or (iv) below occurs; provided that if a Change of Control Date occurs by reason of an acquisition by any Person that comes within the provisions of paragraph (i) below), no addition Change of Control Date shall be deemed to occur under such paragraph (i) by reason of subsequent changes in holdings by such Person (except if the holdings by such Person are reduced below 30% and thereafter increase to 30% or above). For the purpose of this paragraph (g), the term “Company” shall include Devon Energy Corporation and any successor thereto.
(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) if, immediately after such acquisition, such Person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (I) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (II) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control Date: (A) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B), and (C) of paragraph (iii) below.
(ii)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, appointment or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or publicly threatened election contest (as such terms are used in Rule 14a-l 1 promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or publicly threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
(iii)	A reorganization, share exchange, merger or consolidation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the ultimate parent entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, has ownership of the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries) in substantially the same relative proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding common stock of the ultimate parent entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board providing for such Business Combination, or were elected, appointed or nominated by the Incumbent Board.

(iv)	Approval by the shareholders of the Company of (A) a complete liquidation or dissolution of the Company or, (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to an entity with respect to which following such sale or other disposition, (1) more than 50% of, respectively, the then outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same relative proportions as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) less than 30% of, respectively, the then outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such entity), except to the extent that such Person owned 30% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and (3) at least a majority of the members of the board of directors of such entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Incumbent Board providing for such sale or other disposition of assets of the Company, or were elected, appointed or nominated by the Incumbent Board.
If (I) the Employee’s Date of Termination occurs on or after the date of approval by the Company’s shareholders of a transaction described in paragraph (iii) above; (II) the transaction so approved by shareholders is consummated and constitutes a Change of Control Date under paragraph (iii) above; and (III) prior to the consummation of such transaction, the Employee’s Date of Termination occurs, then for purposes of applying the provisions of paragraph 6(c), the Change of Control Date shall be deemed to have occurred with respect to such Employee immediately prior to such Employee’s Date of Termination provided that, to the extent that the application of this sentence results in the Employee becoming entitled to benefits under this Agreement, commencement of such benefits shall be required to occur not earlier than the date of the consummation of the transaction.
If (A) the Employee’s Date of Termination occurs prior to a Change of Control Date under circumstances described in paragraph 5(f) (relating to termination of employment by the Company without Cause); (B) the Participant reasonably demonstrates that such termination either:
(1) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change of Control Date or who effectuates a Change of Control Date or

(2) was otherwise in connection with, or in anticipation of, a Change of Control Date which actually occurs, then, for purposes of this Plan, a Change of Control Date with respect to that Participant shall be deemed to be the date immediately prior to the Participant’s Date of Termination; provided that, to the extent that the application of this sentence results in the Employee becoming entitled to benefits under this Agreement, commencement of such benefits shall be required to occur not earlier than the date of the Change in Control or, in the case of a Change in Control described in paragraph (ii) above, consummation of the transaction. If any such termination occurs while an agreement is pending and the effective provisions of such agreement provide for a transaction or transactions which, if consummated, would constitute a Change of Control Date, and such Change of Control Date occurs, then such termination shall conclusively be presumed to be in connection with a Change of Control Date.
(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Company” means Devon Energy Corporation, a Delaware corporation.

(j)	“Confidential Information” shall include all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and the Affiliates which was acquired by or disclosed to the Employee during the course of employment with the Company, or during the course of consultation with the Company prior to the commencement of employment and following the Date of Termination (regardless of whether consultation is pursuant to paragraph 12).

(k)	“Date of Termination” means the last day the Employee is employed by the Company (including any successor to the Company as determined in accordance with paragraph 18). If the Employee becomes employed by the entity into which Devon Energy Corporation is merged, or the purchaser of substantially all of the assets of Devon Energy Corporation, or a successor to such entity or purchaser, the Employee shall not be treated as having terminated employment for purposes of this Agreement until such time as the Employee terminates employment with the successor (including, without limitation, the merged entity or purchaser). If the Employee is transferred to employment with Devon Energy Corporation (including a successor to Devon Energy Corporation) or an Affiliate, such transfer shall not constitute a termination of employment for purposes of this Agreement, provided that the new employer agrees to assume this Agreement and be substituted for the Company under this Agreement.

(l)	The Employee shall be considered “Disabled” during any period in which a physical or mental disability which renders the Employee incapable, after reasonable accommodation, of performing the duties under this Agreement. The Employee shall be considered “Permanently Disabled” during any period in which the Employee is Disabled; provided, however, that the Employee shall not be considered to be “Permanently Disabled” on the Date of Termination unless, at that time (i) such disability is reasonably expected by the Employee’s Supervisor to continue for at least 90 days after the Date of Termination, and (ii) at the Date of Termination, the Employee is eligible for income replacement benefits under the Company’s long-term disability plan or another arrangement providing substantially similar benefits. In the event of a dispute as to whether the Employee is Disabled or Permanently Disabled, the Company may refer the same to a licensed practicing physician of the Company’s choice, and the Employee agrees to submit to such tests and examinations as such physician shall deem appropriate.
(m)	“Effective Date” means September 14, 2004.

(n)	“Exchange Act” means the Securities Exchange Act of 1934.

(o)	“Good Reason” shall include:
(i)	The assignment to the Employee of any position which results, in the aggregate, in a material reduction in the Employee’s rank, status, or responsibilities; provided that the Employee shall not be deemed to have been assigned a position described in this paragraph (i) solely because of a change in the Employee’s reporting relationship.

(ii)	A revision by the Company of the Employee’s rate of salary to a rate that is less than the Employee’s rate of salary immediately prior to such revision, or a material failure to provide incentive compensation opportunities or benefits to the Employee that are provided to other similarly situated employees of the Company.

(iii)	The relocation of the Employee’s base office to an office that is more than 50 highway miles of the Employee’s base office on the Effective Date.

(iv)	The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

(v)	Any purported termination of the Employee’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (p) below, and for purposes of this Agreement, no such purported termination shall be effective.

(vi)	Any material breach of this Agreement by the Company not described in paragraphs (i) through (v) next above.
(p)	A “Notice of Termination” means a dated notice which indicates the Date of Termination (not earlier than the date on which the notice is provided), and which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.
(q)	“Retiree Medical Benefit Coverage” shall be the coverage in effect under the retiree medical benefit plan applicable to the Employee, or which would be applicable to the

Employee if the Employee’s employment then terminated and the Employee satisfied the applicable age and service requirements.
(r)	“The Employee’s “Supervisor” will be the person to whom the Employee reports. The identity of the Employee’s “Supervisor” shall be determined by the Chief Executive Officer or the designee of the Chief Executive Officer of the Company from time to time.
     2. Rights Provided By Agreement. This Agreement does not constitute a guarantee of continued employment but instead provides for certain rights and benefits in the event the Employee’s employment with the Company terminates under the circumstances described herein.
     3. Compensation. Subject to the terms of this Agreement, while the Employee is employed by the Company, the Company shall provide such compensation for the Employee’s services as shall be determined from time to time by the Company. All payments and distributions under this Agreement are subject to withholding of all applicable taxes.
     4. Certain Additional Payments by the Company.
(a)	Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, benefit, or distribution from the Company, any affiliate of the Company, or trusts established by the Company or by any affiliate of the Company for the benefit of its employees, to the Employee or for the Employee’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by way of example and not by way of limitation, acceleration of the date of vesting, payment, rate of payment, benefit or right to future payment or benefit under any plan, program or arrangement of the Company or by any other company, person or entity (a “Payment”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the sum of: (i) the Excise Tax imposed upon the Payments; plus (ii) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-Up Payment in the Employee’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.
(b)	Subject to the provisions of paragraph 4(c), all determinations required to be made under this paragraph 4, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized certified public accounting firm as may be selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a

Payment which would be subject to the Excise Tax, or such earlier time as is requested by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this paragraph 4(b), shall be paid to the Employee within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with an opinion that the Employee has substantial authority not to report any Excise Tax on the Employee’s federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payment which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph 4(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.
(c)	The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Employee knows of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which the Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:
(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)	cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)	permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(d)	If, after the receipt by the Employee of an amount advanced by the Company pursuant to paragraph 4(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of paragraph 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to paragraph 4(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     5. Termination. The Employee’s employment with the Company during the Agreement Term may be terminated by the Company or the Employee under the circumstances described in paragraphs 5(a) through 5(f):
(a)	Death. The Employee’s employment hereunder will terminate upon the Employee’s death.

(b)	Permanently Disabled. The Company may terminate the Employee’s employment during any period in which the Employee is Permanently Disabled.

(c)	Cause. The Company may terminate the Employee’s employment at any time for Cause.

(d)	Constructive Discharge. If (I) the Employee provides written notice to the Company of the occurrence of Good Reason within a reasonable time (not to exceed 90 days) after the Employee has knowledge of the circumstances constituting Good Reason, which notice shall specifically identifies the circumstances which the Employee believes constitute Good Reason; (II) the Company fails to notify the Employee of the Company’s intended method of correction within a reasonable period of time after the Company receives the notice, or the Company fails to correct the circumstances within a reasonable period of time after such notice; and (III) the Employee resigns within a reasonable time after receiving the Company’s response, if such notice does not indicate an intention to correct such circumstances, or within a reasonable time after the Company fails to correct such circumstances; then the Employee shall be considered to have been subject to a Constructive Discharge by the Company. Notwithstanding the foregoing provisions of this paragraph (d), the Employee shall not be deemed to have been subject to a “Constructive Discharge” unless the Employee remains in the employ of the Company for the period requested by the Company at a rate of pay not less than his or her rate of pay immediately prior to the event giving rise to the Employee’s notice (not to exceed 90 days after the Employee provides written notice in accordance with clause (I) above).

(e)	Termination by Employee. The Employee may terminate his or her employment hereunder at any time for any reason by giving the Company prior written Notice of Termination, which Notice of Termination shall be effective not less than 30 days after it is given to the Company, provided that nothing in this Agreement shall require the Employee to specify a reason for any such termination. However, to the extent that the procedures specified in paragraph 5(d) are required, the procedures of this paragraph 5(e) may not be used in lieu of the procedures required under paragraph 5(d).

(f)	Termination by Company. The Company may terminate the Employee’s employment hereunder at any time for any reason, by giving the Employee prior written Notice of Termination, which Notice of Termination shall be effective immediately, or such later time as is specified in such notice. The Company shall not be required to specify a reason for the termination under this paragraph (f), provided that termination of the Employee’s employment by the Company shall be deemed to have occurred under this paragraph (f) only if it is not for reasons described in paragraph 5(a), 5(b), 5(c), 5(d), or 5(e).

(g)	Notice of Termination. Any termination of the Employee’s employment by the Company or the Employee (other than a termination pursuant to paragraph 5 (a)) must be communicated by a written Notice of Termination to the other party hereto.

(h)	Effect of Termination. If, on the Date of Termination, the Employee is a member of the Board of Directors of the Company or any of the Affiliates, or holds any other position with the Company and the Affiliates, the Employee shall resign from all such positions as of the Date of Termination.

     6. Rights Upon Termination. The Employee’s right to payment and benefits under this Agreement for periods after the Date of Termination shall be determined in accordance with the following provisions of this paragraph 6:
(a)	General. If the Employee’s Date of Termination occurs during the Agreement Term for any reason, the Company shall pay to the Employee:
(i) The Employee’s salary for the period ending on the Date of Termination.
(ii) Payment for unused vacation days, as determined in accordance with Company policy as in effect from time to time.
(iii) If the Date of Termination occurs after the end of the period during which performance is measured for purposes of determining eligibility for a performance bonus, the Employee shall be paid such bonus amount at the regularly scheduled time.
(iv) The Employee and any of the Employee’s dependents shall be eligible for COBRA continuation coverage (as described in section 4980B of the Code) to the extent required by applicable law.
(v) Any other payments or benefits to be provided to the Employee by the Company pursuant to any employee benefit plans or arrangements established or adopted by the Company, to the extent such amounts are due from the Company in accordance with the terms of such plans or arrangements. The Employee’s right to payments under this paragraph (v) shall include, without limitation, any rights to indemnification from the Company, or from a third-party insurer for directors and officers liability coverage) with respect to any costs, losses, claims, suits, proceedings, damages or liabilities to which the Employee may become subject (regardless of whether they arise during the Employee’s employment or after his or her Date of Termination for any reason) which arise out of, are based upon or relate to the Employee’s employment by the Company and any predecessors, or the Employee’s service as an officer or member of the Board of Directors of the Company or any predecessor or any Affiliate.
Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Employee to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the Employee’s Date of Termination. If the Employee’s Date of Termination occurs during the Agreement Term under circumstances described in paragraph 5(a) (relating to Employee’s death), paragraph 5(b) (relating to Employee’s being Permanently Disabled), paragraph 5(c) (relating to the Employee’s termination for Cause), paragraph 5(e) (relating to the Employee’s resignation), or after the end of the Agreement Term then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Employee and the Company, the Company shall have no obligation to make payments under the Agreement for periods after the Employee’s Date of Termination.

(b)	Termination without Cause and Constructive Discharge. If the Employee’s Date of Termination occurs during the Agreement Term under circumstances described in paragraph 5(d) (relating to Constructive Discharge) or paragraph 5(f) (relating to termination by the Company without Cause), then, in addition to the amounts payable in accordance with paragraph 6(a):
(i)	The Company shall pay to the Employee in a lump sum, in cash, within 30 days after the Date of Termination, an amount equal to two (2) times the Employee’s Aggregate Annual Compensation.

(ii)	The Company shall pay for a reasonable amount of outplacement services to be performed by an outplacement service provider mutually agreeable by the Employee and the Company. The amount of such outplacement services will be commensurate with the Employee’s title and position with the Company and other employees similarly situated in other companies within the Company’s peer industry group.

(iii)	The Employee shall receive payment of the bonus for the performance period in which the Date of Termination occurs, based on actual performance for the entire period, and payable at the same time it is payable for other participants in the bonus plan; provided, however, that it shall be subject to a pro-rata reduction for the portion of the performance period following the Date of Termination.
In no event, however, shall the Employee be entitled to receive any amounts, rights, or benefits under this paragraph (b) unless the Employee executes a release of claims against the Company in a form prepared by the Company.
(c)	Change of Control Benefits. If, during the period beginning on a Change of Control Date and ending on the last day of the 24th calendar month following the calendar month in which a Change of Control Date occurs, the Employee’s Date of Termination occurs under circumstances described in paragraph 5(d) (relating to Constructive Discharge) or paragraph 5(f) (relating to termination by the Company without Cause), then, in addition to the benefits provided payable in accordance with paragraph 6(a) and paragraph 6(b):
(i)	For the period beginning on the Date of Termination, and ending on the 24-month anniversary of the Date of Termination, the Company shall continue the Basic Benefits to the Employee and/or the Employee’s family which are concurrently being provided to individuals then employed by the Company during that period in positions comparable to the Employee’s position prior to the Date of Termination, subject to the Employee making the contributions that are generally required of employees of the Company for such coverage from time to time. At the end of such 24-month period, the Employee shall be eligible to purchase COBRA medical continuation coverage (as described in section 4980B of the Code (if any), with the period of medical benefit coverage provided in accordance with the first sentence of this paragraph (c) being counted toward the Company’s obligation to provide COBRA coverage. However, during any period after the

Employee’s Date of Termination during which the Employee is eligible to obtain medical benefit coverage (with respect to the Employee or the Employee’s family) from the Employee’s employer, or other person to whom the Employee provides service, the Employee will file such an application, and take such other steps as may be necessary to obtain such coverage (including the payment of premiums), and to the extent permitted by applicable law, coverage obtained in accordance with this sentence shall be primary.
(ii)	The Employee’s entitlement to Retiree Medical Benefit Coverage shall be determined as though, at the Date of Termination, the Employee had earned 24 months of service in addition to the Employee’s actual service at the Date of Termination, and as though the Employee was two years older than the Employee’s actual age at the Date of Termination (provided that the additional deemed age and service shall not be construed to reduce the Employee’s right to Retiree Medical Benefit Coverage which may otherwise be reduced by reason of additional age or service).

(iii)	Regardless of whether the Date of Termination has occurred prior to, on, or after the Change of Control Date, for the period continuing at all times after the Change of Control Date (if any), the Retiree Medical Benefit Coverage (as applied to the Employee and the Employee’s family) shall not be modified to adversely affect the Employee’s right to coverage or benefits as compared to the coverage that was provided immediately prior to the Change of Control Date.
     7. Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a Notice of Termination, and ending on the Date of Termination, the Employee shall continue to perform the duties as set forth in this Agreement, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Employee’s successor, if any. Notwithstanding the foregoing provisions of this paragraph 7, the Company may suspend the Employee from performing the duties under this Agreement following the delivery of a Notice of Termination providing for the Employee’s resignation, or delivery by the Company of a Notice of Termination providing for the Employee’s termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the Date of Termination), the Employee shall continue to be treated as employed by the Company for other purposes, and the Employee’s rights to compensation or benefits shall not be reduced by reason of the suspension. Following the Date of Termination, the Employee agrees to return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and to return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing any Confidential Information.
     8. Mitigation, Alienation, and Set-Off. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Employee under this Agreement any amounts owed to the Company by the Employee, any amounts earned by the Employee in other employment after termination of employment with the

Company, or any amounts which might have been earned by the Employee in other employment had such other employment been sought. This Agreement is personal to the Employee and may not be assigned by the Employee without the written consent of the Company. The interests of the Employee under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Employee or the Employee’s beneficiary. However, to the extent that rights or benefits under this Agreement otherwise survive the Employee’s death, the Employee’s heirs and estate shall succeed to such rights and benefits pursuant to the Employee’s will or the laws of descent and distribution; provided that the Employee shall have the right at any time and from time to time, by notice delivered to the Company, to designate or to change the beneficiary or beneficiaries with respect to such benefits.
     9. Confidential Information. The Employee agrees that, during the Agreement Term, and at all times thereafter:
(a)	Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out the duties to the Company and the Affiliates, or except to the extent that the Employee has express authorization from the Company, the Employee agrees to keep secret and confidential indefinitely, all Confidential Information, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way. The Employee shall, during the continuance of the Employee’s employment, use the Employee’s best efforts to prevent the unauthorized publication or misuse of any Confidential Information.

(b)	To the extent that any court or agency seeks to have the Employee disclose Confidential Information, the Employee shall promptly inform the Company, and shall take reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Employee obtains information on behalf of the Company or any of the Affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, the Employee shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(c)	Nothing in the foregoing provisions of this paragraph 9 shall be construed so as to prevent the Employee from using, in connection with the Employee’s employment for himself or herself or an employer other than the Company or any of the Affiliates, knowledge which was acquired during the course of the Employee’s employment with the Company and the Affiliates, and which is generally known to persons of the Employee’s experience in other companies in the same industry.

(d)	This paragraph 9 shall not be construed to unreasonably restrict the Employee’s ability to disclose confidential information in an arbitration proceeding or a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement. If there is a dispute between the Company and the Employee as to whether information may be disclosed in accordance with this paragraph (d), the matter shall be submitted to the arbitrators or the court (whichever is applicable) for decision.

     10. Non-Disparagement. The Employee shall not, while employed by the Company, and after the Date of Termination, publicly (e.g., via an interview or speech or presentation available to the public) criticize, defame, or disparage the Company or its Affiliates or their officers or directors, orally or in writing, unless compelled by law to do so. While the Employee is employed by the Company, and after the Date of Termination, the Company agrees, on behalf of itself and its Affiliates, that neither the officers nor the directors of the Company or the Affiliates shall publicly (e.g., via an interview or speech or presentation available to the public) criticize, defame, or disparage the Employee, orally or in writing, unless compelled by law to do so.
     11. Other Duties. Nothing in paragraph 9 or 10 shall be construed as limiting the Employee’s duty of loyalty to the Company, or any other duty the Employee may otherwise have to the Company, while employed by the Company.
     12. Assistance with Claims. The Employee agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after the Employee’s Date of Termination, the Employee will assist the Company and the Affiliates in defense of any claims that may be made against the Company and the Affiliates, and will assist the Company and the Affiliates in the prosecution of any claims that may be made by the Company or the Affiliates, to the extent that such claims may relate to services performed by the Employee for the Company and the Affiliates. The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving such claims that may be filed against the Company or any Affiliate. The Company agrees to provide legal counsel to the Employee in connection with such assistance (to the extent legally permitted), and to reimburse the Employee for all of the Employee’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after the Employee’s employment with the Company terminates, the Company agrees to provide reasonable compensation to the Employee for such assistance. The Employee also agrees to promptly inform the Company if asked to assist in any investigation of the Company or the Affiliates (or their actions) that may relate to services performed by the Employee for the Company or the Affiliates, regardless of whether a lawsuit has then been filed against the Company or the Affiliates with respect to such investigation.
     13. Equitable Remedies. The Employee acknowledges that the Company and/or the Affiliates would be irreparably injured by a violation of paragraph 9 or 10, and agrees that the Company and any affected Affiliate, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Employee from any actual or threatened breach of either paragraph 9 or 10. The Company acknowledges that the Employee would be irreparably injured by a violation of paragraph 10, and agrees that the Employee, in addition to any other remedies available to the Employee for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Company from any actual or threatened breach of paragraph 10. If a bond is required to be posted in order for the Company, an Affiliate, or the Employee to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

     14. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Employee lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.
     15. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to principles of conflict of laws except as superseded by applicable federal law. All disputes shall be arbitrated or litigated (whichever is applicable) in Oklahoma City, Oklahoma.
     16. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
     17. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues. Notwithstanding the foregoing provisions of this paragraph 17, the Employee shall be deemed to have waived the right to claim any benefit under paragraph 6(b) and 6(c) (relating to separation benefits and certain change of control benefits) if he or she fails to file a claim with the Company for such benefits within 90 days following the date on which he or she has knowledge of the circumstances which the Employee believes give rise to the right to benefits.
     18. Successors, Assumption of Contract. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, subject to the following:
(a)	The Company may assign its rights and obligations under this Agreement to any Affiliate. The Company will require that any assignee (pursuant to the preceding sentence) and will require that any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment or succession had taken place.

(b)	Notwithstanding the foregoing provisions of this paragraph 18, if an assignee or the successor is required to assume the obligations of this Agreement under paragraph 18(a), and fails to execute and deliver to the Employee a written acknowledgment of the assumption at that time or, if later, promptly following demand by the Employee for execution and deliver of such an acknowledgment, then the successor shall not be substituted as the Company, the Employee shall be entitled to payments and benefits as provided under paragraph 6(b), and if the Employee is then employed by the Company

(or successor), the Employee’s employment shall be deemed to have been terminated by the Company under circumstances described in paragraph 5(f), and the Employee shall not be required to perform services under this Agreement after such deemed termination.
(c)	The Company’s rights and obligations under this Agreement may not be assigned to an entity that is not an Affiliate without the Employee’s consent. If, during the Agreement Term, and prior to the date that would otherwise be the Employee’s Date of Termination in the absence of this sentence, the Company ceases to be either Devon Energy Corporation (or successor thereto) or an Affiliate, then, as of the Employee’s Date of Termination shall be deemed to have occurred as of the date of such cessation by the Company for reasons other than Cause.
     19. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:
(a)	in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)	in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c)	in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;
provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:
to the Company:
Devon Energy Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73102-8260
or to the Employee’s current home address on file.
All notices to the Company shall be directed to the attention of Senior Vice President, Administration of the Company, with a copy to the Vice President, Human Resources of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

     20. Arbitration. In the event of a dispute, claim, or controversy regarding the Employee’s rights and obligations in connection with the Employee’s employment or otherwise under this Agreement, the following shall apply:
(a)	The parties agree that the Employee’s employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between the Employee and the Company which may arise out of or relate to the Employee’s employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the Date of Termination. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction.

(b)	The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s) unless such damages would be awarded by a court of competent jurisdiction.

(c)	This paragraph 20 shall not be construed to limit the right of the Company, an Affiliate, or the Employee to obtain relief under paragraph 13 with respect to any matter or controversy subject to paragraph 13, or otherwise to prevent any on-going breach by the Employee or the Company and, pending a final determination by the arbitrator with respect to any such matter or controversy, the Company or the Employee shall be entitled to obtain any such relief by direct application to state, federal, or other applicable court, without being required to first arbitrate such matter or controversy.
     21. Attorney Fees. In the event of a dispute, claim, or controversy regarding the Employee’s rights and obligations in connection with the Employee’s employment or otherwise under this Agreement, the following shall apply:
(a)	The Company otherwise responsible for payment of the benefits shall reimburse the Employee for all legal fees and expenses reasonably incurred by the Employee in connection with such contest or dispute (provided that such legal fees are calculated on an hourly, and not on a contingency fee, basis), costs and expenses incurred by the Employee in connection with such enforcement or defense.

(b)	The Employee shall be entitled to select his or her legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this paragraph 21 be reasonable.

(c)	Except as otherwise provided in paragraph (d) below, reimbursement by the Company shall be made as soon as practicable following the resolution of the contest or dispute to the extent the Company receives appropriate documentation evidencing the incurrence of such attorneys’ fees, costs, and expenses. However, subject to paragraph (d) below, such reimbursement shall be due under this paragraph 21 only if the Employee is successful in respect of one or more of the Employee’s material claims or defenses brought, raised or pursued in connection with such contest or dispute.
(d)	In the event that (i) within the period beginning on the Change of Control Date and ending on the last day of the 24th calendar month following the calendar month in which a Change of Control Date, a claim (a “Claim”) for arbitration or a lawsuits filed by the Company or the Employee in connection with a dispute, claim, or controversy regarding the Employee’s rights and obligations in connection with the Employee’s employment or otherwise under this Agreement or (ii) a Claim has been filed prior to a Change of Control Date but has not been resolved as of the Change of Control Date, then payments required under this paragraph 21 with respect to such Claim shall be made by the Company to the Employee (or directly to the Employee’s attorney) promptly following submission to the Company of appropriate documentation evidencing the incurrence of such attorneys’ fees, costs, and expenses. The Employee shall repay the Company the amount of any such reimbursement received in connection with such dispute in accordance with this paragraph 21 (without interest) as soon as practicable following the resolution of such contest or dispute; provided, however, that this sentence shall not apply (and no repayment shall be due from the Employee) if the Employee is successful in respect of any one or more of the Employee’s material claims or defenses brought, raised or pursued in connection with such contest or dispute.

(e)	The guarantee of payment in accordance with paragraph 22 of amounts due under this Agreement shall apply to this paragraph 21.
     22. Secondary Liability for Payment. To the extent that the Company and/or an Affiliate are not otherwise obligated to provide benefits to the Employee by the provisions of the Agreement, the Company shall take such actions as are necessary, and cause each Affiliate to take such actions as are necessary, to cause each such entity (the “Guarantors”) to jointly and severally guarantee the payment of benefits otherwise due to the Employee under this Agreement. However, in no event shall the guarantee provided by the preceding sentence give rise to an obligation unless the Company does not pay such benefit within 30 days of the due date for such payment, and no entity organized under the laws of any jurisdiction outside the United States shall have an obligation to enter into such guarantee. Each of the Guarantors shall be subrogated to the Employee’s rights under the Agreement to the extent of any payments by each such Guarantor to or on account of the Employee under this paragraph 22. For the avoidance of doubt, it is recited here that after a transaction described in paragraph 18(c), this paragraph 22 shall continue to be applicable to the Employee.
     23. Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings, subject to the following:
(a)	This Agreement shall not adversely affect the Employee’s rights under the terms of any option on stock of the Company or any other award based on the stock of the Company.

(b)	The Employee irrevocably consents to the modification of the definition of “Change of Control Date” in all Employee Benefit Arrangements (as defined below), by substituting for such definition, in each such employee benefit arrangement, the definition of “Change of Control Date” set forth in this Agreement, with such substitution to be effective on the Effective Date. For purposes of the preceding sentence, the term “Employee Benefit Arrangement” shall mean each agreement with the Employee to which the Company or any Affiliate is a party, and each plan or arrangement maintained by the Company or any Affiliate, and including any awards outstanding under any such agreement, plan, or arrangement, to the extent that such award, agreement, plan, or arrangement contains a definition of “Change of Control Date.” However, this paragraph (b) shall not apply with respect to stock options granted prior to the Effective Date (with the grant date determined without regard to the date of grant of any subsequent replacement awards).

(c)	There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties.

(d)	Nothing in this Agreement shall be construed to limit any policy or agreement that is otherwise applicable relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company or the Affiliates.

(e)	This Agreement shall supercede any employment agreement or severance agreement (including any employment offer letter) covering the Employee and signed prior to the Effective Date.

(f)	Except as may be otherwise specifically provided in an amendment of this paragraph 23 adopted in accordance with paragraph 14, the Employee’s rights under this Agreement shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Employee pursuant to the terms of any severance pay arrangement of the Company or any Affiliate or any other, similar arrangement of the Company or any Affiliate providing benefits upon involuntary termination of employment.
     24. Acknowledgment by Employee. The Employee represents and warrants that (i) he or she is not, and will not become a party to any agreement, contract, arrangement or understanding, whether of employment or otherwise, that would in any way restrict to prohibit the Employee from undertaking or performing the duties in accordance with this Agreement or that restricts the Employee’s ability to be employed by the Company in accordance with this Agreement; (ii) the Employee’s employment by the Company will not violate the terms of any policy of any prior employer of the Employee regarding competition; and (iii) the Employee’s position with the Company, as described in this Agreement, will not require the Employee to improperly use any trade secrets or confidential information of any prior employer, or any other person or entity for whom the Employee has performed services.

     IN WITNESS THEREOF, the Employee has hereunto set his or her hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

/s/ Danny Heatly

Danny Heatly

DEVON ENERGY CORPORATION

By:	/s/ Paul R. Poley

Its:	VP, HR